Pursuant to Rule 433

Registration No. 333-213160

November 19, 2018

GATX Corporation

$100,000,000 Floating Rate Senior Notes due 2021

Final Term Sheet

Issuer:	GATX Corporation

Security:	Floating Rate Senior Notes due 2021 (the “Notes”)

Expected Ratings (Moody’s / S&P)*:	Baa2/BBB (Stable/Stable)

Security Type:	Senior unsecured notes

Principal Amount:

$100,000,000

The Notes offered hereby constitute a further issuance of the Floating Rate Senior Notes due 2021, of which $200,000,000 aggregate principal amount was issued on November 6, 2017 (the “Existing Notes”). The Notes offered hereby will form a single series with the Existing Notes and will have the same terms other than the initial offering price. Immediately upon settlement, the Notes offered hereby will have the same CUSIP number and will trade interchangeably with the Existing Notes. Upon completion of this offering, an aggregate $300,000,000 of Floating Rate Senior Notes due 2021 will be outstanding.

Trade Date:	November 19, 2018

Settlement Date (T+2):	November 21, 2018

Maturity:	November 5, 2021

Interest Payment Dates:	February 5, May 5, August 5 and November 5 of each year, commencing on February 5, 2019

Public Offering Price:	99.510%, plus accrued and unpaid interest of $146,733.33 from November 5, 2018

Base Rate:	LIBOR (Bloomberg L.P. Page “BBAM” or Reuters equivalent)

Index Maturity:	Three-month

Spread to LIBOR:	72 basis points

Interest Determination Dates:	The second London Business Day immediately preceding the first day of such interest period, commencing on February 1, 2019 (the second London banking day preceding February 5, 2019)

Record Dates:	January 15, April 15, July 15 and October 15

Optional Redemption:	The Notes will not be redeemable prior to maturity

Minimum Denomination:	$1,000 x $1,000

CUSIP / ISIN:	361448 BB8 / US361448BB85

Day Count Convention:	Actual / 360

Calculation Agent:	U.S. Bank National Association

Joint Book-Runners:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the preliminary prospectus supplement.

*    Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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